Joint Development Agreement

        Under a Confidential Disclosure Agreement dated January 26, 2001, E. I. du Pont de Nemours and Company (hereinafter "DuPont") and E. Khashoggi Industries, LLC and EarthShell Corporation (hereinafter "EKI/ EarthShell") have been exchanging information with respect primarily to DuPont's Biomax(R)hydro/biodegradable polyester resins and EKI/EarthShell's biodegradable materials for disposable food service packaging applications. DuPont and EKI/EarthShell now wish to enter into a joint development program in the following areas:

        o      Developing films using DuPont's Biomax(R)resins as a component for sandwich wrap applications

        o      Developing films using Biomax® resins as a component of the film as a barrier layer on EKI/EarthShell foam laminate products for disposable food service applications

        o      Establishing a Joint Business Plan with agreed upon economic goals for both parties

        o      Developing the most cost effective route to compounded Biomax® resin blends

DuPont has developed Biomax® hydro/biodegradable polyester resins, which are biodegradable. DuPont will provide the final compounded resin that meets the Fitness For Use (FFU) requirements as defined by EKI/EarthShell for wrap applications and for EKI/EarthShell foam laminate products in support of work according to the above bullet points. DuPont will make available a Research Scientist for collaboration on formulation issues, an Applications Engineer to assist in establishing Biomax® resins film FFU’s and film-making expertise, access for EKI/EarthShell to all trials for resin and film making and laboratories for measuring physical properties, and a Marketing Manager for involvement in marketing the end products to EKI/EarthShell’s customers and a Manufacturing Manager to assist in the manufacturing process.

EKI/EarthShell has unique, proprietary know-how and expertise in formulation of composite materials using starch, inorganics, and biopolymers for the manufacture of food service disposables. EKI/ EarthShell will use this expertise to incorporate Biomax® into their composites for this purpose. EKI/EarthShell will provide a Manufacturing Manager that has film- and wraps-manufacturing expertise, a Research Scientist for collaboration on incorporating EarthShell inorganic and organic additives into Biomax® resins, and a Marketing Manager to lead the marketing visits to EKI/EarthShell’s customers. EKI/EarthShell will also provide a Finance Manager to do economic modeling for both projects.

Specific goals and milestones for this Joint Development Agreement will be established by March 6, 2001, or as soon thereafter as may be reasonably practicable, by a Joint Development Team comprising members appointed by each party. An overall objective for the Program is to jointly develop and market EarthShell’s foam laminate packaging products and sandwich wraps using Biomax® resins.

The parties agrees that the collaborative program be carried out subject to the following terms and conditions:

1.  Confidential technical and/or business information and samples to be disclosed hereunder during the collaborative program shall be referred to collectively as “Confidential Information”. During the term of this Agreement and for a period of three (3) years following termination of this Agreement, unless mutually agreed otherwise, the party receiving Confidential Information (hereinafter “the receiving party”) shall hold the information in confidence and not use it for any purpose other than furtherance of the joint development program. During the term of this Agreement, a receiving party agrees to disclose Confidential information only to those of its employees who have a need for such information in the performance of their duties associated with work hereunder and who have agreed to maintain the information in confidence.

2.  The confidentiality obligations of the preceding paragraph shall apply to all information disclosed hereunder whether it is identified in writing as confidential and is disclosed in written form or is disclosed orally or by observation of samples or of process or equipment operation. However, the obligations of confidentiality and restricted use shall not apply to information disclosed during the collaborative program which:

     (a)      prior to the disclosure, was of record in the files of the receiving party;

     (b)      is or becomes available to the public from a source other than the receiving party;

     (c)      becomes known from a third party source having the right to disclose the information;

     (d)      is developed independently by employees of the receiving party, which employees have not and were not involved in the collaborative program and had no access to the disclosure; or

     (e)      is released in writing from the obligations by the party that disclosed the information.

3. The confidentiality agreement in effect since January 26, 2001 remains as the dominant agreement regarding exchange of confidential information under this Agreement. Any new confidential information disclosed by either party as a result of this Joint Development Agreement will be viewed as an addendum to the 1/26/01 Agreement. Any obligation of confidentiality created under the 1/26/01 Agreement shall continue for the time period provided in that agreement.

4. Nothing in this Agreement shall prevent either party from providing Confidential Information to its affiliates provided that the affiliate agrees to be bound by the same obligations of confidentiality that apply to that party. Under this agreement, “affiliate” is defined to be any company owned or controlled either directly or indirectly by a party through ownership of at least fifty percent (50%) of the stock normally entitled to vote for the election of directors.

5. During the term of this Agreement, the parties will meet or otherwise confer on an as-needed basis to decide the developmental work to be performed by each party during the program. Each party will be responsible for its own costs incurred during the program.

6.  (a) DuPont agrees to actively test and evaluate all applications which DuPont and EKI/EarthShell mutually agree are of potential commercial interest.

     (b) DuPont and EKI/EarthShell will have access to each other’s lab equipment, tests, manufacturing trials, and data from the same, provided in a timely manner.

7. It is the intent of this Agreement that the parties will work with each other exclusively during the development program in the subject areas outlined in the bullets points in paragraph one. Accordingly, during the term of this Agreement, it is agreed that the parties will not enter into a joint development program with any third party for the development of biodegradable barrier systems for use in food service packaging in the subjects of interest (see bullet points in the first paragraph) agreed to between DuPont and EKI/EarthShell.

8. DuPont and EKI/EarthShell shall retain sole and exclusive ownership of all of their respective technical information and know how relating to biodegradable polymers and biodegradable disposable food service packaging which they possess as of the date of this Agreement. All new technical information and know how developed during the development Program relating to the formulation of composite materials using starch, inorganics, and biopolymers for the manufacture of food service disposables composites shall belong to EKI/EarthShell including film composites specific to the bullet points in paragraph one. All new technical information and know how developed during the development Program relating to Biomax® resins shall belong to DuPont. All other inventions developed during the development Program shall be jointly owned, and the following the provisions shall apply to all inventions and discoveries made pursuant to work conducted under the joint development program in the subject of interest (see bullet points in the first paragraph) to DuPont and EKI/EarthShell. The parties agree to cooperate with each other in preparing and filing patent applications on such inventions at joint expense, If either party does not wish to participate in the filing and/or prosecution or maintenance of any such patent application or patent, then it shall upon request promptly assign its interest therein to the other party, and it will retain a nonexclusive, royalty-free license with the right to sublicense only its affiliates under any patent issuing from such application.

9. Except as provided in paragraph 8 above, no other right or license under any patent or patent application owned by either party is granted under this Agreement.

10. Supply of Product: Provided that the Program is successful (meaning that the Program has met all goals and milestones as established and agreed by the Joint Development Team), DuPont and EKI/EarthShell will enter into a long-term supply agreement, at a competitive price, for the supply of Biomax® biodegradable PET resins and/or compounded Biomax® resin blends by DuPont for EKI/Earth/Shell’s and/or EKI/EarthShell’s agents requirements, that facilitates market entry of the final products and the opportunity for increased profitability for both parties. Specific terms and conditions of such long term supply agreement, including a minimum period of exclusivity of not less than three (3) years, will be negotiated in good faith at a later mutually agreeable date.

11. Each party to this Agreement shall be responsible for its own losses and expenses resulting from injury to, or death of, any person or loss of, or damage to, property or the environment arising out of performance of this Agreement, except when such loss and expenses are caused by the willful misconduct or gross negligence of the other party.

12. When performing under this Agreement, DuPont and EKI/EarthShell shall act at all times as independent parties. Nothing contained herein shall be construed or applied so as to create the relationship of principal and agent or of employer and employee between DuPont and EKI/EarthShell. Neither party shall make any commitment or incur any charge or expense in the name of the other party.

13. This Agreement shall be effective as of the date of its acceptance by EKI/EarthShell and shall expire one (1) year thereafter with a provision for renewal upon the concurrence of both DuPont and EKI/EarthShell. In addition, this Agreement may be terminated earlier than the expiration date by either party upon thirty (30) days’ prior written notice to the other party. Such expiration or termination shall not relieve either party of any obligation created hereunder prior to expiration or termination.

14. The validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the choice of law or conflicts principles of such state which might otherwise be applicable.

If this Agreement is satisfactory, please have a duly authorized officer of your company sign both copies of the agreement and return one copy to us.
                                            Yours very truly,

                                            E. I. du Pont de Nemours and Company

                                            By:     /s/ Daniel P. Finett

                                            Title:  Daniel P. Finett

                                            Date:   2-27-01

ACCEPTED:

/s/ Vincent J. Truant

By:     Vincent J. Truant
        (Typed or Printed Name)

Title:  Senior Vice President

Date:    2-27-01